EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of April 22, 2019, by and between SONIC FOUNDRY, INC. (“Sonic Foundry” or the “Company”), a Maryland corporation having its principal offices at 222 West Washington Avenue, Madison, Wisconsin 53703, and Michael Norregaard (hereinafter referred to as “Employee”).
WITNESSETH:
WHEREAS, Sonic Foundry and Employee entered into an Employment Agreement, dated as of March 4, 2019 (the “March Employment Agreement”), for Employee to serve as Chief Operating Officer of Sonic Foundry: and

WHEREAS, Sonic Foundry and Employee have subsequently agreed that Employee shall serve as Chief Executive Officer of the Company; and

WHEREAS, Sonic Foundry and Employee desire to enter into an employment agreement that will set forth the terms and conditions of Employee’s employment with Sonic Foundry as Chief Executive Officer; and
WHEREAS, this Agreement shall replace the March Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties agree as follows:

1. Employment.

Sonic Foundry hereby agrees to employ Employee as Chief Executive Officer and Employee hereby accepts such employment. In such capacity, Employee shall report directly to the Board of Directors of the Company.

2. Term

Subject to the provisions governing termination as hereinafter provided, the term of this Agreement shall commence on the date hereof (the “Commencement Date”) and shall continue until terminated pursuant to the terms hereof.

3. Compensation

(a) Base Compensation. For all services rendered by Employee under the Agreement, Sonic Foundry shall pay Employee a salary of $231,750.00 per year, payable in bi-weekly installments in accordance with Sonic Foundry’s standard payroll practices. Employee’s annual salary is hereinafter referred to as “Base Compensation”.

(b) Bonus Plans. Employee may receive periodic performance bonuses as may be declared by the Board of Directors of Sonic Foundry (or a duly constituted and empowered committee thereof).

(c) Other Benefits. Employee shall receive such other incidental benefits of employment, such as insurance, retirement plan, employee stock option plan participation, and paid time off, as are provided generally to Sonic Foundry’s other salaried employees on the same terms as are applicable to such other employees.

(d) Expenses. Employee shall also be reimbursed for all reasonable business expenses incurred in connection with Employee’s employment.

4.  Extent of Services

Employee agrees that Employee shall devote sufficient skill, labor and attention to Employee’s employment with Sonic Foundry in order to promptly and faithfully do and perform all services pertaining to Employee’s position that are or may hereafter be required of Employee by Sonic Foundry during the term of Employee’s employment hereunder.

5.  Working Facilities
Employee shall be furnished with facilities and services reasonably suitable to Employee’s position and adequate for the performance of Employee’s duties.

6.  Ownership and Disclosure of Information
(a) Generally. The parties acknowledge that Sonic Foundry and its affiliates (individually and collectively, the “Companies”), have developed and intend to continue the development of and to formulate, acquire and use commercially valuable technical and non-technical information, design and specification documents, concepts, technology, know-how, improvements, proposals, patent applications, techniques, marketing plans, strategies, forecasts, inventions (not limited by the definition of an invention contained in the United States Patent Laws), Trade Secrets (as defined in the Uniform Trade Secrets Act) and processes that are considered proprietary by the Companies and not generally known to the public, particularly including, without limitation, software, customer and supplier lists, books and records, computer programs, pricing information and business plans (collectively, the “Proprietary Information”). It is necessary for the Companies to protect the Proprietary Information by patents or copyrights or by holding it secret and confidential.

(b) Access to Proprietary Information. The parties acknowledge that Employee has access to the Proprietary Information and that the disclosure or misuse of such Proprietary Information could irreparably damage the Companies and/or their respective clients or customers.

(c) Nondisclosure to others. Except as directed by Sonic Foundry in writing or verbally, Employee shall not at any time during Employee’s employment with the Company, and for a period of two years following the termination of that employment for any reason (the “Nondisclosure Period”), disclose any Proprietary Information to any person whatsoever, examine or make copies of any reports or other documents, papers, memoranda or extracts for use other than in connection with Employee’s duties with Sonic Foundry or utilize for Employee’s own benefit or for the benefit of any other party any Proprietary Information, and will use reasonable diligence to maintain the confidential, secret or proprietary character of all Proprietary Information, provided, however, that Employee may disclose Proprietary Information if compelled to do so by a court or governmental agency, provided further, however, that to the extent allowed by law, Employee shall give Sonic Foundry three business days notice prior to such disclosure. Employee’s obligation not to disclose any Trade Secrets of the Companies shall not be limited by the Nondisclosure Period, but will extend to the full extent permitted by applicable law.

(d) Property of Sonic Foundry. Employee agrees that any inventions, discoveries, improvements, or works which are conceived, first reduced to practice, made, developed, suggested by, or created in anticipation of, in the course of or as a result of work done under this Agreement by Employee shall become the absolute property of Sonic Foundry. Employee further agrees that all such inventions, discoveries, improvements, creations, or works, and all letters, patents or copyrights that may be obtained with respect thereto shall be the property of Sonic Foundry, and Employee agrees to do every act and thing required to vest those patents or copyrights in Sonic Foundry without any other or additional consideration to Employee than herein expressed.

7.  Termination For Cause

(a)
Cause. Sonic Foundry may at any time during the term of this Agreement discharge Employee for “cause.” The term “cause” is defined herein as Employee’s (i) misappropriation of corporate funds, fraud, embezzlement or other illegal conduct to the detriment of Sonic Foundry, (ii) negligence in the execution of Employee’s material assigned duties or Employee’s voluntary abandonment of his or her job for any reason other than disability; (iii) refusal or failure, after not less than 20 days written notice that such refusal or failure would constitute a default hereunder, to carry out any reasonable and material direction from the Board of Directors given to him in writing; (iv) conviction of a felony that is substantially related to Employee’s position with the Company and/or Employee’s duties; (v) material breach or violation of the terms of this Agreement, which breach or violation shall not have been fully cured (as determined by the Board of Directors acting in good faith) by Employee within 20 days after receipt of written notice of the same from the Board of Directors; (vi) Employee’s death or disability that renders Employee unable to perform the essential functions of Employee’s position with or without a reasonable accommodation (except that, in the event of Employee’s inability to work as a result of disability, Sonic Foundry may, at Employee’s request, prior to discharge, grant Employee a leave of absence of up to six months or such longer period of time as may be required by law); or (vii) Employee’s engagement in drug or alcohol abuse. Employee shall be terminated only following a finding of “cause” in a resolution adopted by majority vote of the Board of Directors of Sonic Foundry.

(b)
No Rights Following Cause Termination. Following a termination of Employee’s employment with Sonic Foundry for “cause” pursuant to Paragraph 7(a) : (i) all rights and liabilities of the parties hereto shall cease and this Agreement shall be terminated (except for the continuing obligations of Employee as set forth in Paragraph Nos. 6, 10, 11, 12, and 19 herein); and (ii) Employee shall not be entitled to receive any severance benefits, salary, other benefits or compensation of any kind (except for health insurance continuation as required by COBRA and salary accrued through the date of termination) either as consideration for his employment or in connection with the termination of his employment. In the event that Employee voluntarily terminates Employee’s employment and asserts that the termination was actually a constructive termination, Sonic Foundry shall be entitled to treat that termination as a termination for “cause” in the event that there are any grounds present at the time of such termination that the Board of Directors could have asserted in support of a for “cause” termination. Notwithstanding the above, in the event of Employee’s death or disability, Employee or his legal representative or estate shall have one year from the date of death or disability to exercise all stock options which were vested upon such date of death or disability.

8.  Termination Without Cause

(a)
Rights Following Termination Without Cause. Sonic Foundry may at any time during the term of this Agreement discharge Employee without “cause.” Should Employee be discharged by Sonic Foundry at any time during the term of this Agreement, except as provided in Paragraph No. 7, Sonic Foundry hereby agrees to pay to Employee an amount equal to the highest cash compensation (including Base Compensation and incentive/bonus) paid to Norregaard in any of the last three fiscal year immediately prior to his termination through equal bi-weekly installments made over a twelve-month period beginning on the day immediately following the date of Employee’s termination (the “Severance Period”). In addition, in the event Employee is discharged by Sonic Foundry at any time during the term of this Agreement, except as provided in Paragraph No. 7, all of Employee’s unvested stock options and stock grants shall vest immediately upon such termination and Employee will have one year from the date of Employee’s termination to exercise any such options. Notwithstanding anything to the contrary contained herein, it should not be considered a termination of any kind, including but not limited to a “voluntary termination”, “involuntary termination”, “constructive termination” or “termination without cause” if the Board of Directors elects to hire a new Chief Executive Officer in replacement of Norregaard, provided that the Board of Directors offers to engage Norregaard as Chief Operating Officer pursuant to substantially the same terms and conditions as set forth in this Agreement (except that Norregaard shall in such event report to the new Chief Executive Officer), and Norregaard hereby consents and agrees that he may be replaced as Chief Executive Officer pursuant to the terms and conditions set forth herein.

(b)
No Additional Rights. Except as set forth above in Paragraph No. 8(a), following Sonic Foundry’s termination of Employee without cause: (i) all rights and liabilities of the parties hereto shall cease and this Agreement shall be terminated (subject to the continuing obligations of Employee pursuant to Paragraph Nos. 6 , 8(c), 10, 11, 12 and 19); and (ii) Employee shall not be entitled to receive any severance benefits, salary, other benefits or compensation of any kind (except for health insurance continuation as required by COBRA) either as consideration for Employee’s employment or in connection with the termination of Employee’s employment.

(c)
Non-Disparagement of Sonic Foundry. If, at any time during the Severance Period, Employee disparages, slanders, libels and/or defames the Company, its employees, executives, officers, and/or affiliates, Employee shall immediately forfeit Employee’s right to any remaining installment payments pursuant to Paragraph No. 8(a).

9.  Voluntary Termination by Employee

(a)	Voluntary Termination by Employee as a result of a Change of Control. In the event that:

(i)
Any “person” becomes a “beneficial” owner, “directly or indirectly”, of stock of Sonic Foundry, representing 50% or more of the total voting power of Sonic Foundry’s then outstanding stock, without the written consent of the Board of Directors of Sonic Foundry; or

(ii)	Sonic Foundry is acquired by another entity through the purchase of substantially all of its assets, the purchase of all of its outstanding voting securities or a combination thereof; or

(iii)
Sonic Foundry is merged with another entity, consolidated with another entity or reorganized in a manner in which any “person” is or becomes a “beneficial” owner, “directly or indirectly”, of stock of the surviving entity, representing 50% or more of the total voting power of the surviving entity’s then outstanding stock (one or more of the events set forth in clauses (i), (ii), and (iii) referred to as a “Change in Control”); provided that one or more of the following occurs without Employee’s written consent Within two years of such Change of Control, and provided further that Employee gives notice thereof within ninety days thereafter:

•
A material diminution of Employee’s title, authority, status, duties or responsibilities, (except it shall not be considered a material diminution of Norregaard’s title, authority, status, duties or responsibilities if the Board of Directors elects to hire a new Chief Executive Officer in replacement of Norregaard, provided that the Board of Directors offers to engage Norregaard as Chief Operating Officer pursuant to substantially the same terms and conditions as set forth in this Agreement (except that Norregaard shall in such event report to the new Chief Executive Officer)).;

•	Any reduction in Employee's base salary;

•	A material breach by the Company of this Agreement; or

•	A change in the location of the Company's principal office to a location more than 50 miles outside of the Madison metropolitan area.

All terms used in quotations in clauses (i) and (iii) shall have the meanings assigned to such terms in Section 13 of the Securities Exchange Act of 1934 and the rules, regulations, releases and no-action letters of the Securities and Exchange Commission promulgated thereunder or interpreting any of the same. For purposes of clauses (i) and (iii), the term “affiliate” shall have the meaning assigned to such term in Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the releases and no-action letters interpreting the same.

(b)
Rights Following Voluntary Termination After a Change of Control. Following any voluntary termination of employment by Employee pursuant to Paragraph No. 9(a), Employee shall be entitled to be paid by Sonic Foundry, within thirty (30) days of such termination by Employee, an amount equal to the highest cash compensation (including Base Compensation and incentive/bonus) paid to Norregaard in any of the last three fiscal year immediately prior to his termination. In addition, all of Employee’s unvested stock options and stock grants shall vest immediately upon such termination and Employee will have one year from the date of termination to exercise any such options. In the event of a Change of Control, the surviving, continuing, successor or purchasing corporation or other business entity or parent thereof, may assume Sonic Foundry’s rights and obligations under each or any stock option or stock grant award (“Award”) outstanding immediately prior to such Change of Control by substituting, for each share of stock the Employee was entitled to receive pursuant to such Award, the consideration (whether stock, cash, securities, or property or a combination thereof) to which a holder of a share of stock of Sonic Foundry on the effective date of the Change of Control was entitled.

(c)
Voluntary Termination for Other Reasons. Employee may at any time during the term of this Agreement voluntarily terminate Employee’s employment with the Company for any reason in addition to the reasons set forth in Paragraph 9(a).

(d)
 No Additional Rights. Except as set forth above in Paragraph 9(b), if Employee voluntarily terminates his employment with Sonic Foundry pursuant to Paragraph 9(a)  or Paragraph 9(c): (i) all rights and liabilities of the parties hereto shall cease and this Agreement shall be terminated (subject to the continuing obligations of Employee pursuant to Paragraph Nos. 6, 10, 11, 12 and 19); and (ii) Employee shall not be entitled to receive any severance benefits, salary, other benefits or compensation of any kind (except for health insurance continuation as required by COBRA) either as consideration for Employee’s employment or in connection with the termination of Employee’s employment.

(e)
Notice by Employee of Voluntary Termination. Employee agrees to give Sonic Foundry one month advance written notice of any voluntary termination of employment. Upon the giving of such notice, Sonic Foundry may elect to terminate Employee’s employment immediately, and, except for a voluntary termination pursuant to Paragraph 9(a), such termination shall be considered a voluntary termination by Employee pursuant to Paragraph 9(c) above.

10.  Covenant not to Compete.

Employee covenants and agrees that during the period commencing on the Commencement Date and ending one (1) year immediately following the date Employee’s employment with Sonic Foundry is terminated for any reason (the “Restrictive Period”), Employee will not directly or indirectly, alone or in conjunction with any Entity (as defined below), own, manage, operate or control or participate in the ownership, management, operation or control of, a business that competes with the Companies’ Business, and/or become associated with, in a similar capacity to which Employee is employed under this Agreement, as an employee, director, officer, advisor, agent, consultant, principal, partner, member or independent contractor with or lender to, any person, enterprise, firm, partnership, corporation, limited liability entity, cooperative or other entity (collectively, an “Entity”) that competes with the Companies’ Business. “Companies’ Business” is defined as creating, selling and/or providing services relating to the Companies’ automated rich media application software and systems, and/or any other commercial activities in which the Companies engage at any time during the last twelve (12) months of Employee’s employment with Sonic Foundry.

11. Covenant not to Solicit Sonic Foundry Customers.

Employee covenants and agrees that during the Non-Compete Period Employee will not directly or indirectly, alone or in conjunction with any Entity, Solicit or attempt to Solicit any business from any customer of the Companies, and/or any prospective customer of the Companies, with which Employee had more than happenstance contact on behalf of Sonic Foundry during the one (1) year period immediately preceding the termination of Employee’s employment with the Company. For the purposes of this Paragraph, “Solicit” is defined as encouraging, attempting to induce and/or inducing a customer to forego obtaining services from the Companies and, instead, to obtain such services from another Entity.

12. Covenant not to Solicit Sonic Foundry Employees.

Employee covenants and agrees that during the Non-Compete Period Employee will not directly or indirectly, alone or in conjunction with any Entity, encourage, solicit, attempt to induce and/or induce any sales, operating, technical or other employees of one or more of the Companies to terminate that employment.

13. Reasonableness of Restrictions.

Employee agrees that the restrictions set forth in Paragraph Nos. 6, 10, 11, and 12 are necessary to protect the Companies’ interests, are reasonable, and were specifically negotiated with Sonic Foundry. Employee agrees that Employee’s violation(s) of any one or more of these restrictions would result in substantial and irreparable injury to the Companies, and that the Companies may not have an adequate remedy at law with respect to any such violation(s). Accordingly, Employee agrees that, in the event of any actual or threatened violation(s) of one or more of the restrictions, the Companies shall have the right to obtain, in addition to any other remedies that may be available under the Agreement and/or by law, equitable relief, including, but not limited to, temporary and permanent injunctive relief, to cease or prevent any actual or threatened violation(s).

14.  Choice of Law and Forum Selection.

The Agreement shall be governed and interpreted pursuant to the laws of the State of Wisconsin. The forum for any and all disputes, controversies, and/or claims arising out of or relating to the Agreement, or the breach thereof, shall be the Circuit Court of Dane County, Wisconsin, or the United States District Court for the Western District of Wisconsin. Employee agrees that Employee is subject to the jurisdiction of these courts.

15.  Notices

Any notice required or permitted to be given under the Agreement shall be sufficient if in writing and sent by certified mail to Employee’s residence, in the case of Employee, or to its principal office, in the case of Sonic Foundry.

16.  Waiver of Breach

The waiver by Sonic Foundry of a breach of any provision of the Agreement by Employee shall not operate or be construed to act as a waiver of any other breach by Employee.

17.  Assignment

The rights and obligations of Sonic Foundry under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Sonic Foundry.

18.  Entire Agreement; Written Amendment

This instrument contains the entire agreement of the parties with respect to the subject matter hereof. Without limiting the generality of the foregoing,The Agreement may only be amended, modified, extended or discharged, and the provisions of the Agreement may only be waived, by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

19.  Additional Duties upon Employee’s Termination.

In the event the employment of Employee is terminated for any reason whatsoever, Employee shall immediately deliver to Sonic Foundry all computer software, correspondence, letters, contracts, call reports, price lists, manuals, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, petty cash, and all other materials and records of any kind and other embodiments of information that may be in Employee’s possession or under his control which belong to Sonic Foundry and/or have been obtained from Sonic Foundry by Employee, including any and all copies of such items previously described in this paragraph. Except as stated above, all salary, commissions, benefits and rights thereto cease as of the termination date.

20.  Payment of Legal Fees for Breach of the Agreement.

In the event of any litigation arising out of or relating to the breach of any one or more provisions of the Agreement, the Company shall be entitled to recover from Employee all costs, expenses and fees, including actual attorneys’ fees, that it incurs in connection to the litigation, so long as the Company substantially prevails in the litigation.

21.  Warranty and Indemnification.

Employee warrants that Employee is not a party to an agreement or restrictive covenant which would prohibit Employee’s employment by Sonic Foundry or restrict Employee’s activities of employment with Sonic Foundry. Employee further agrees to indemnify and hold Sonic Foundry harmless from any and all suits, claims or damages which arise out of the assertion by any other person, firm or entity that such a restrictive covenant or agreement exists, has existed, or operates to control or restrict Employee’s activities in any manner.

22.  Inducement or Coercion for Employment.

Employee acknowledges that this Agreement has been executed by Employee without coercion by Sonic Foundry, and that no representations or inducements of any kind have been made or provided by Sonic Foundry to obtain Employee’s execution of the Agreement other than those specifically contained in this written document. Employee represents that Employee has been given the opportunity to review this Agreement with Employee’s own independent counsel.

23. Severability.

The provisions of the Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions or clauses hereof shall not affect the validity or enforceability of the other provisions or clauses hereof.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the day and year first above written.

SONIC FOUNDRY, INC.

By:	/s/ Mark Burish
Its:	Mark Burish, Chairman of the Board

/s/ Michael Norregaard
Michael Norregaard